Exhibit 99.1

CONTACT INFORMATION: INVESTORS & MEDIA: Erica Sniad Morgenstern Senior Director, Public Relations and Communications Epocrates, Inc. (650) 227-6907 ir@epocrates.com

Epocrates Reports 2011 Third Quarter Financial Results and Updated 2011 Guidance

SAN MATEO, Calif. — November 8, 2011 — Epocrates, Inc. (NASDAQ: EPOC), a leading physician platform for clinical content, practice tools and health industry engagement, today reported financial results for its fiscal third quarter of 2011. Epocrates’ revenue totaled $26.6 million in the third quarter of 2011 compared to $24.1 million in the same quarter of the prior year, an increase of 10.4%.

“Our physician network continues to thrive, now exceeding 340,000 U.S. physicians, and we remain focused on deepening our engagement with them by delivering high-value products,” said Rose Crane, president and chief executive officer of Epocrates. “We took our industry-leading app to the next level by launching a powerful platform that provides physicians with improved, faster access to our trusted drug content. It also serves as a way to surface rich medical content tailored for the user, based on their specialty or areas of interest.”

Crane added, “While our overall revenue growth was 10.4%, our pharma revenue grew 30% in the third quarter year over year.  While pharma revenue growth met expectations, we experienced weakness in bookings in one of our newer product lines during the quarter.  As a result of this we are now lowering our annual guidance.  To position us for future growth, we have made changes to the management of our commercial organization and we believe these changes, combined with our recently launched platform, will enable us to reach our full potential.”

Net income was $0.7 million for the third quarter of 2011 compared to $0.3 million for the third quarter of 2010. For the third quarter ended September 30, 2011, net income attributable to common stockholders was $0.7 million or $0.03 per diluted share as compared to net loss attributable to common stockholders of $0.5 million or $0.07 per diluted share in the third quarter ended September 30, 2010. Net loss attributable to common stockholders is calculated as net loss minus the preferred stock dividend that was due to Epocrates’ preferred stockholders through February 1, 2011 (the date Epocrates completed its Initial Public Offering, or IPO).  Upon completion of the IPO, the preferred stock was converted to common stock.

Epocrates’ adjusted EBITDA, as defined in the GAAP to non-GAAP reconciliation provided later in this release, was $2.2 million, or 8.1% of revenue for the third quarter of 2011, compared to $2.7 million, or 11.3% of revenue, in the same period last year. The decrease in adjusted EBITDA as a percentage of revenue in 2011was primarily attributable to higher operating expenses resulting from an increase in salary and other personnel costs to support the development and release of Epocrates’ new products and increased headcount from the recent acquisition of Modality by Epocrates, partially offset by higher revenue generated in the third quarter of 2011 compared to the third quarter of 2010 and a decrease in research and development expenses related to Epocrates’ EHR platform due to the capitalization of such costs in 2011.

Cash, cash equivalents and short-term investments totaled $84.2 million as of the end of the third quarter of 2011.

Crane concluded, “The strength of our network is our greatest asset and remains a key business driver. From launching the Epocrates EHR solution to advancing the user experience of our drug reference app, we are consistently delivering on our promise of intuitive, easy-to-use solutions for physicians at the point of care.  These recent development milestones, along with our ability to help make connections within the healthcare industry, present many opportunities for future business growth.”

Outlook for Full-Year 2011

Epocrates now expects full-year 2011 revenue guidance to be in the range of $110 million to $113 million, representing growth of 6% to 9% over full-year 2010.  Epocrates also expects 2011 adjusted EBITDA to be 9% to 11% of sales, or $10 million to $13 million.  This would represent a decrease in adjusted EBITDA of 43% to 26% over the adjusted EBITDA reported in 2010.  In addition, full-year 2011 net income is expected to be in the range of $0.1 million to $2.0 million, and net income per diluted share is expected to be between -$0.01 and $0.07 cents, based on approximately 24 million shares outstanding.

Earnings Call Information

Epocrates will host a conference call today beginning at 5:00 p.m. ET to review its third quarter 2011 results, followed by a question and answer session.

To participate in Epocrates’ live conference call and webcast, please dial 877-398-9481 (domestic) or 760-298-5095 (international) using conference code 98556390, or visit the Investor Relations section of Epocrates’ website at http://investor.epocrates.com. A replay of the call will be available at the same address.

About Epocrates, Inc.

Epocrates, Inc. (NASDAQ: EPOC) is a leading physician platform for essential clinical content, practice tools and health industry engagement at the point of care. The Epocrates network consists of more than 1.4 million healthcare professionals, including 50 percent of U.S. physicians, who routinely use its solutions and services. Epocrates’ portfolio includes top-ranked medical apps, such as the industry’s #1 most used mobile drug reference, valuable manufacturer resources and a SaaS web-based electronic health record offering support. Through these intuitive and reliable resources, the company supports clinical decisions, helps improve physician workflow and impacts patient outcomes. For more information about Epocrates, please visit www.epocrates.com/company.

Epocrates is a trademark of Epocrates, Inc., in the U.S. and other countries.

Forward-Looking Statements

Statements contained in this press release under the heading “Outlook for Full-Year 2011” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause Epocrates’ actual results to be materially different than those expressed in or implied by Epocrates’ forward-looking statements.  For Epocrates, particular uncertainties and risks include, among others:  unexpected delays in Epocrates delivering new products may occur, which would cause revenues not to be as Epocrates expects; market acceptance of new products, such as its EHR, may not be as Epocrates expects, which would cause revenues not to be as Epocrates expects; and the impact of competitive products and pricing may decrease demand for Epocrates’s products and/or force Epocrates to decrease the price of its products.  More detailed information on these and additional factors that could affect Epocrates’ actual results are described in Epocrates’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011.  Except as required by law, Epocrates undertakes no obligation to publicly update its forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement Epocrates’ condensed consolidated financial statements presented on a GAAP basis, Epocrates uses non-GAAP measures of adjusted EBITDA, gross profit, gross margin, operating income, operating income percentage, net income and net income per share, which are adjusted to exclude certain costs, expenses, gains and losses Epocrates believes appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Epocrates’ underlying operational results and trends and its marketplace performance. In addition, these adjusted non-GAAP results are among the information management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles in the United States of America.

Adjusted EBITDA is not a measure of liquidity calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be viewed as a supplement to—not a substitute for—results of operations presented on the basis of GAAP. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by GAAP. Epocrates’ statement of cash flows presents its cash flow activity in accordance with GAAP. Furthermore, adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

Epocrates believes adjusted EBITDA is used by and is useful to investors and other users of its financial statements in evaluating its operating performance because it provides them with an additional tool to compare business performance across companies and across periods. Epocrates believes that:

•                  EBITDA is widely used by investors to measure a company’s operating performance without regard to such items as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•                  investors commonly adjust EBITDA information to eliminate the effect of stock-based compensation expenses and other charges, which can vary widely from company to company and impair comparability.

Epocrates management uses adjusted EBITDA:

•                  as a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•                  as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•                  in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; and

•                  as a significant performance measurement included in its bonus plan.

The table below sets forth a reconciliation of net income (loss) to adjusted EBITDA (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income	$686	$336	$2,954	$1,124

Interest income	(15)	(25)	(67)	(73)
Other expense (income), net	(3)	—	(180)	(2)
Provision for (benefit from) income taxes	(402)	(849)	1,261	2,142
Depreciation and amortization	1,221	803	3,245	2,240
Amortization of purchased intangibles	1,053	523	3,112	548
Stock-based compensation	1,127	1,569	5,457	4,704
Gain on settlement and change in fair value of contingent consideration (1)	(1,622)	240	(7,696)	885
Gain on sale-leaseback of building	—	—	—	(1,689)
Others (2)	119	132	2,012	694

Adjusted EBITDA	2,164	2,729	10,098	10,573

(1) Includes $6.4 million gain recognized in the second quarter of 2011, relating to the settlement of contingent consideration liability with the sellers of MedCafe, Inc., a Company that Epocrates acquired in 2010.

(2) Includes legal expenses, facilities costs, refund of property tax and employee severance charges.

The following tables set forth a reconciliation of gross profit, gross margin, operating income (loss), operating income (loss) percentage, net income (loss) and net income per share on a GAAP basis to a non-GAAP basis (in thousands, except percentages and per share information):

	Three Months Ended September 30, 2011
	Gross Profit	Gross Margin	Operating Income (Loss)	Operating Income (Loss) %	Net Income (Loss)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$15,741	59%	266	1%	686

Amortization of purchased intangibles	1,053		1,053		1,053
Stock-based compensation	(7)		1,127		1,127
Gain on settlement and change in fair value of contingent consideration (1)			(1,622)		(1,622)
Others (2)			119		119
Tax adjustment (3)					(796)

Non-GAAP	$16,787	63%	$943	4%	$567

Non-GAAP - Diluted net income per share					$0.02

Shares used to compute diluted net income per share- GAAP and Non-GAAP basis					24,926

	Nine Months Ended September 30, 2011
	Gross Profit	Gross Margin	Operating Income	Operating Income %	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$53,620	64%	3,968	5%	2,954

Amortization of purchased intangibles	3,112		3,112		3,112
Stock-based compensation	144		5,457		5,457
Gain on settlement and change in fair value of contingent consideration (1)			(7,696)		(7,696)
Others (2)			1,838		1,838
Tax adjustment (3)					(1,579)

Non-GAAP	$56,876	68%	$6,679	8%	$4,086

Non-GAAP - Diluted net income per share					$0.17

Shares used to compute diluted net income per share- GAAP and Non-GAAP basis					23,636

(1) Includes $6.4 million gain recognized in the second quarter of 2011, relating to the settlement of contingent consideration liability with the sellers of MedCafe, Inc., a Company that Epocrates acquired in 2010.

(2) Includes legal expenses, facilities costs and employee severance charges.

(3) The Non-GAAP net income reflects a provision for income tax of 41%, which is our projected long-term tax rate.

	Three Months Ended September 30, 2010
	Gross Profit	Gross Margin	Operating Income (Loss)	Operating Income (Loss) %	Net Income (Loss)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$15,748	65%	(538)	-2%	336

Amortization of purchased intangibles	523		523		523
Stock-based compensation	68		1,569		1,569
Gain on settlement and change in fair value of contingent consideration			240		240
Others (1)			132		132
Tax adjustment (2)					(1,649)

Non-GAAP	$16,339	68%	$1,926	8%	$1,151

Non-GAAP - Diluted net income per share					$0.06

Shares used to compute diluted net income per share- GAAP basis					7,612
Add: Dilutive effect of outstanding unexercised options and restricted stock units					1,616
Add: Dilutive effect of conversion of outstanding shares of our preferred stock into common stock and conversion of preferred stock warrant into common stock warrant					11,095
Shares used to compute diluted net income per share- Non GAAP basis					20,323

	Nine Months Ended September 30, 2010
	Gross Profit	Gross Margin	Operating Income	Operating Income %	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP	$50,373	68%	1,716	2%	1,124

Amortization of purchased intangibles	548		548		548
Stock-based compensation	218		4,704		4,704
Gain on settlement and change in fair value of contingent consideration			885		885
Gain on sale-leaseback of building					(1,689)
Others (1)			694		694
Tax adjustment (2)					(1,305)

Non-GAAP	$51,139	69%	$8,547	12%	$4,961

Non-GAAP - Diluted net income per share					$0.25

Shares used to compute diluted net income per share- GAAP basis					7,517
Add: Dilutive effect of outstanding unexercised options and restricted stock units					1,564
Add: Dilutive effect of conversion of outstanding shares of our preferred stock into common stock and conversion of preferred stock warrant into common stock warrant					11,095
Shares used to compute diluted net income per share- Non GAAP basis					20,176

(1) Includes employee severance charges.

(2) The Non-GAAP net income reflects a provision for income tax of 41%, which is our projected long-term tax rate.

EPOCRATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( In thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Subscription revenues	$5,150	$5,765	$17,452	$17,315
Interactive services revenues	21,452	18,325	66,186	56,388
Total revenues, net	26,602	24,090	83,638	73,703

Cost of subscription revenues	2,175	1,440	6,017	4,819
Cost of interactive services revenues	8,686	6,902	24,001	18,511
Total cost of revenues (1)	10,861	8,342	30,018	23,330

Gross profit	15,741	15,748	53,620	50,373

Operating expenses (1):
Sales and marketing	7,319	7,619	23,231	22,011
Research and development	5,519	5,128	17,075	14,512
General and administrative	4,259	3,299	16,424	11,249
Gain on settlement and change in fair value of contingent consideration	(1,622)	240	(7,696)	885
Facilities exit costs	—	—	618	—
Total operating expenses	15,475	16,286	49,652	48,657

Income (loss) from operations	266	(538)	3,968	1,716

Interest income	15	25	67	73
Interest expense	—	—	—	(214)
Other income (expense), net	3	—	180	2
Gain on sale-leaseback of building	—	—	—	1,689
Income (loss) before income taxes	284	(513)	4,215	3,266

Benefit from (Provision for) income taxes	402	849	(1,261)	(2,142)

Net income	686	336	2,954	1,124

Less: 8% dividend on preferred stock	—	881	294	2,643

Net income (loss) attributable to common stockholders - basic and diluted	$686	$(545)	$2,660	$(1,519)

Net income (loss) per common share - basic	$0.03	$(0.07)	$0.12	$(0.20)
Net income (loss) per common share - diluted	$0.03	$(0.07)	$0.11	$(0.20)

Weighted average common shares outstanding - basic	23,644	7,612	21,655	7,517
Weighted average common shares outstanding - diluted	24,926	7,612	23,636	7,517

(1) Includes stock-based compensation in the following amounts:

Cost of revenues	(7)	68	144	218
Sales and marketing	(8)	379	1,109	1,320
Research and development	28	511	558	1,237
General and administrative	1,114	611	3,646	1,929

EPOCRATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	December 31, 2010
	(unaudited)	*
Assets

Current assets:
Cash and cash equivalents	$65,261	$35,987
Short-term investments	18,950	18,697
Accounts receivable, net	17,285	21,101
Deferred tax asset	5,222	4,971
Prepaid expenses and other current assets	3,061	3,548
Total current assets	109,779	84,304

Property and equipment, net	13,075	8,757
Deferred tax asset, long-term	779	779
Goodwill	19,079	19,079
Other intangible assets, net	8,326	11,438
Other assets	353	2,859

Total assets	$151,391	$127,216

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$2,638	$3,635
Deferred revenue	45,713	46,164
Other accrued liabilities	6,506	9,251
Total current liabilities	54,857	59,050

Deferred revenue, less current portion	7,715	8,732
Contingent consideration	449	15,016
Other liabilities	2,082	1,913
Total liabilities	65,103	84,711

Mandatorily redeemable convertible preferred stock	—	73,342

Stockholders’ equity (deficit):
Common stock at par	24	8
Additional paid-in capital	126,069	11,911
Accumulated other comprehensive loss	(3)	(1)
Accumulated deficit	(39,802)	(42,755)
Total stockholders’ equity (deficit)	86,288	(30,837)

Total liabilities, mandatorily redeemable convertible preferred stock, and stockholders’ equity (deficit)	$151,391	$127,216

*

The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

 EPOCRATES, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

	Nine Months Ended September 30,
	2011	2010
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$2,954	$1,124
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	5,457	4,704
Depreciation and amortization	3,245	2,240
Amortization of intangible assets	3,112	548
Loss on write-off of property and equipment	99	—
Allowance for doubtful accounts and sales returns reserve	(36)	80
Change in carrying value of preferred stock liability		9
Gain on settlement and change in fair value of contingent consideration	(7,696)	885
Facilities exit costs	618	—
Gain on sale-leaseback of building		(1,689)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	3,851	3,391
Deferred tax asset, current and noncurrent	(251)	2,204
Prepaid expenses and other assets	1,414	(592)
Accounts payable	(997)	1,819
Deferred revenue	(1,468)	(6,693)
Other accrued liabilities and other payables	(2,684)	1,759
Net cash provided by operating activities	7,618	9,789

Cash flows from investing activities:
Purchase of property and equipment	(7,944)	(3,086)
Business acquisition	—	(850)
Purchase of short-term investments	(18,839)	(22,510)
Sale of short-term investments	804	1,797
Maturity of short-term investments	17,550	6,675
Net cash used in investing activities	(8,429)	(17,974)

Cash flows from financing activities:
Net proceeds from issuance of common stock	64,189	—
Acquisition of common stock	—	(2,122)
Proceeds from exercise of common stock options	2,353	1,122
Settlement of contingent consideration	(6,871)	—
Payment of accrued dividends on Series B mandatorily redeemable convertible preferred stock	(29,586)	—
Net cash provided by (used in) financing activities	30,085	(1,000)

Net increase in cash and cash equivalents	29,274	(9,185)
Cash and cash equivalents at beginning of period	35,987	60,895
Cash and cash equivalents at end of period	$65,261	$51,710

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